EXHIBIT 11

                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                           Three months
                                                          ended march 31,
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                                                       1997            1996
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                                                       (Dollars, except per
                                                        share amounts, and
                                                       shares in thousands)


Net income                                          $ 33,135         29,665
Dividends applicable to preferred stock                  (28)           (28)
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Net income applicable to common stock                 33,107         29,637
Dividends applicable to preferred stock                   28             28

Interest on convertible securities,
  net of taxes                                           120            145
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Net income as adjusted for purposes of
  computing fully diluted earnings per share        $ 33,255         29,810
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Weighted average number of shares:
    Outstanding during period                         59,993         59,273
    Common stock equivalent shares                       586            556
    Employee Stock Ownership Plan shares
      not committed to be released                      (309)          (351)
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Number of shares for computing primary
  earnings per share                                  60,270         59,478

Incremental common shares attributable
  to additional dilutive effect of
  convertible securities                                 610            726
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Number of shares as adjusted for purposes
  of computing fully diluted earnings per share       60,880         60,204
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Earnings per average common share                   $    .55            .50
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Primary earnings per share                          $    .55            .50
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Fully diluted earnings per share                    $    .55            .50
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